Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS STRONG FIRST-QUARTER 2017 RESULTS AND INCREASES 2017 GUIDANCE

2017 First Quarter Results

•	2017 first quarter earnings per diluted share attributable to Stoneridge, Inc. (“EPS”) of $0.32
•	First quarter 2017 adjusted EPS of $0.38
o	Adjusted EPS excludes (i) the expense associated with the step-up in acquired Orlaco inventory, and (ii) transaction costs related to the acquisition of Orlaco.
•	Sales of $204.3 million
•	Gross profit of $61.2 million (29.9% of sales)
•	Operating income of $15.2 million (7.4% of sales)
•	EBITDA of $21.6 million (10.6% of sales)

Increases 2017 Guidance to Reflect Improvement in Every Metric, Orlaco Acquisition

•	Sales of $775.0 – $795.0 million
•	Gross margin of 28.5% – 30.5%
•	Operating margin of 7.0% – 8.0%
•	EBITDA margin of 10.5% – 11.5%
•	Adjusted EPS of $1.10 – $1.30
o	Adjusted EPS excludes (i) the expense associated with the step-up in acquired Orlaco inventory and (ii) transaction costs related to the acquisition of Orlaco.

NOVI, Michigan – May 4, 2017 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the first quarter ended March 31, 2017, with sales of $204.3 million and EPS of $0.32. Adjusted EPS was $0.38 for the first quarter, excluding the impact of the expense associated with the step-up in acquired Orlaco inventory and transaction costs related to the Orlaco acquisition.

For the first quarter of 2017 Stoneridge reported gross profit of $61.2 million (29.9% of sales). Operating income was $15.2 million (7.4% of sales), and EBITDA was $21.6 million (10.6% of sales).

Jon DeGaynor, President and Chief Executive Officer, commented, “We are pleased that we have extended our quarter-over-quarter improvement for the 10th consecutive period driven by the fact that each of our segments exceeded our expectations for the quarter. We were able to achieve this despite a significantly higher effective tax rate in the quarter relative to the previous year. We continue to focus on operational improvement, profitable growth and our long-term strategy. The addition of Orlaco accelerates our growth story and provides us with substantial opportunities to expand and diversify our existing Electronics business.”

First Quarter in Review

Net sales increased by $41.7 million, or 25.6%, compared to the first quarter of 2016 due to higher sales in each of the Company’s segments.

Net income attributable to Stoneridge, Inc. of $9.2 million, or $0.32 per diluted share, for the three months ended March 31, 2017 increased by $2.0 million, and $0.06 per diluted share, respectively, from $7.2 million, or $0.26 per diluted share, for the three months ended March 31, 2016, due to an increase in gross profit of $16.0 million which was the result of higher sales, lower material costs and operating improvements. The improvement in gross profit was partially offset by an $8.5 million increase in selling, general and administrative (SG&A) costs which includes SG&A related to the addition of Orlaco’s operations as well as an increase in the Company’s effective tax rate from 12.2% to 33.3% in the first quarter of 2017 relative to the first quarter of 2016 as a result of the release of our income tax valuation allowance in the fourth quarter of 2016. As noted previously, the release of the valuation allowance will not have an impact on historical or near-term forecasted cash taxes to be paid.

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The Control Devices segment net sales increased primarily as a result of new product sales in the North American automotive market of $22.9 million and increased sales volume in the China automotive market. Control Devices operating income increased primarily due to an increase in sales, which was partially offset by higher warranty claim settlement costs and SG&A.

The Electronics segment net sales increased $11.1 million primarily due to an increase in European off-highway vehicle products related to the acquired Orlaco business as well as to an increase in sales volume in our European commercial vehicle products of $3.4 million. These increases were partially offset by a decrease in sales volume of our North American commercial vehicle products and an unfavorable foreign currency translation. Electronics operating income increased primarily due to higher sales resulting from the Orlaco acquisition and lower material costs, which were partially offset by higher SG&A and design and development (D&D) costs related to Orlaco.

PST segment net sales increased by $4.0 million, or 22.8% including an increase in sales due to a favorable foreign currency translation. PST operating performance improved primarily due to higher sales, higher gross profit from lower material costs and favorable sales mix, overall cost reduction throughout the business as well as a decrease in business realignment costs resulting in PST’s third consecutive quarter of break-even or better operating profit. PST’s improved operating performance is expected to continue through the remainder of 2017.

DeGaynor added, “Our segments continue to perform well, highlighted by Control Devices substantial growth related to our electronic shift-by-wire product. Electronics is performing well and the Orlaco team has already exceeded our expectations with their first quarter financial contribution to the segment. PST continues to be a success story as we have proven that we can produce operating profit and sustainable growth in the face of macroeconomic headwinds.”

Cash and Debt Balances

As of March 31, 2017, Stoneridge had cash and cash equivalent balances totaling $44.9 million. Total debt as of March 31, 2017, was $155.2 million. The increase in debt relative to the end of 2016 is due to the acquisition of Orlaco, which was financed using the Company’s credit facility.

For the first quarter of 2017, Stoneridge generated $9.8 million of cash from operations, compared with $1.1 million for the same time period in the previous year. Capital expenditures for the quarter were $7.3 million compared with $6.8 million in the first quarter of 2016. As a result of cash from operations less capital expenditures, free cash flow in the first quarter of 2017 was $2.5 million compared with ($5.7) million in the first quarter of 2016.

2017 Outlook

The Company has revised its 2017 sales guidance, inclusive of Orlaco, to $775.0 – $795.0 million from $705.0 – $730.0 million.

Further, the Company has revised its 2017 gross margin guidance to 28.5% – 30.5% from 28.0% – 30.0%, operating margin guidance to 7.0% – 8.0% from 6.5% – 7.5% and EBITDA margin guidance to 10.5% – 11.5% from 10.0% – 11.5%.

The Company also has revised its 2017 adjusted EPS guidance to $1.10 – $1.30 from EPS of $1.00 – $1.15, considering an effective tax rate of 30% to 35% and inclusive of Orlaco, excluding the expense associated with the step-up in acquired Orlaco inventory and transaction costs related to the Orlaco acquisition.

DeGaynor concluded, “Our revised guidance highlights our continued success in achieving top-line growth in the existing Stoneridge segments while driving operational improvement resulting in margin expansion which is a credit to our global team. Orlaco strengthens and reinforces our long-term strategy and our financial performance. We continue to be impressed with the acquired Orlaco business and look forward to creating additional value as we take advantage of synergy opportunities related to the acquisition.”

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Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2017 first-quarter results can be accessed at 9:00 a.m. Eastern time on Thursday, May 4, 2017, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in automotive, commercial, motorcycle, off-highway and agricultural vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business, including Orlaco. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

Use of Non-GAAP Financial Information
This press release contains information about Stoneridge's financial results which is not presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2017 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

For more information, contact Matthew R. Horvath, Director Investor Relations and M&A (Matthew.Horvath@Stoneridge.com)

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Three months ended March 31 (in thousands, except per share data)	2017	2016

Net sales	$204,311	$162,616

Costs and expenses:
Cost of goods sold	143,160	117,455
Selling, general and administrative	34,266	25,772
Design and development	11,721	10,883

Operating income	15,164	8,506
Interest expense, net	1,410	1,514
Equity in earnings of investee	(180)	(143)
Other expense, net	190	181

Income before income taxes	13,744	6,954
Provision for income taxes	4,571	845
Net income	9,173	6,109
Net loss attributable to noncontrolling interest	(30)	(1,130)
Net income attributable to Stoneridge, Inc.	$9,203	$7,239
Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.33	$0.26
Diluted	$0.32	$0.26
Weighted-average shares outstanding:
Basic	27,917	27,676
Diluted	28,580	28,156

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CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands)	2017	2016
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$44,909	$50,389
Accounts receivable, less reserves of $1,742 and $1,630, respectively	140,994	113,225
Inventories, net	72,728	60,117
Prepaid expenses and other current assets	24,482	17,162
Total current assets	283,113	240,893

Long-term assets:
Property, plant and equipment, net	101,454	91,500
Intangible assets, net	77,668	39,260
Goodwill	35,181	931
Investments and other long-term assets, net	22,130	21,945
Total long-term assets	236,433	153,636
Total assets	$519,546	$394,529

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of debt	$6,885	$8,626
Accounts payable	82,390	62,594
Accrued expenses and other current liabilities	43,943	41,489
Total current liabilities	133,218	112,709

Long-term liabilities:
Revolving credit facility	141,000	67,000
Long-term debt, net	7,341	8,060
Deferred income taxes	19,710	9,760
Other long-term liabilities	10,638	4,923
Total long-term liabilities	178,689	89,743

Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized,
28,966 and 28,966 shares issued and 28,144 and 27,850 shares outstanding at
March 31, 2017 and December 31, 2016, respectively, with no stated value	-	-
Additional paid-in capital	208,331	206,504
Common Shares held in treasury, 822 and 1,116 shares at March 31, 2017
and December 31, 2016, respectively, at cost	(6,936)	(5,632)
Retained earnings	56,288	45,356
Accumulated other comprehensive loss	(64,533)	(67,913)
Total Stoneridge, Inc. shareholders' equity	193,150	178,315
Noncontrolling interest	14,489	13,762
Total shareholders' equity	207,639	192,077
Total liabilities and shareholders' equity	$519,546	$394,529

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Three months ended March 31, (in thousands)	2017	2016

OPERATING ACTIVITIES:
Net income	$9,173	$6,109
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	5,063	4,542
Amortization, including accretion of deferred financing costs	1,472	822
Deferred income taxes	2,082	320
Earnings of equity method investee	(180)	(143)
Loss on sale of fixed assets	-	(67)
Share-based compensation expense	2,339	960
Tax benefit related to share-based compensation expense	(681)	-
Changes in operating assets and liabilities, net of effect of business combination:
Accounts receivable, net	(18,648)	(15,456)
Inventories, net	(2,445)	(5,658)
Prepaid expenses and other assets	(4,760)	(2,977)
Accounts payable	15,734	13,932
Accrued expenses and other liabilities	661	(1,252)
Net cash provided by operating activities	9,810	1,132

INVESTING ACTIVITIES:
Capital expenditures	(7,265)	(6,817)
Proceeds from sale of fixed assets	-	81
Business acquisition, net of cash acquired	(77,538)	-
Net cash used for investing activities	(84,803)	(6,736)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	81,000	-
Revolving credit facility payments	(7,000)	-
Proceeds from issuance of debt	886	2,922
Repayments of debt	(4,135)	(2,816)
Other financing costs	(47)	-
Repurchase of Common Shares to satisfy employee tax withholding	(1,820)	(1,344)
Net cash provided by (used for) financing activities	68,884	(1,238)

Effect of exchange rate changes on cash and cash equivalents	629	854
Net change in cash and cash equivalents	(5,480)	(5,988)
Cash and cash equivalents at beginning of period	50,389	54,361
Cash and cash equivalents at end of period	$44,909	$48,373

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,450	$1,391
Cash paid for income taxes, net	$1,252	$549
Supplemental disclosure of non-cash operating and financing activities:
Bank payment of vendor payables under short-term debt obligations	$-	$704

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Regulation G Non-GAAP Financial Measure Reconciliations

Reconciliation to US GAAP

Exhibit 1 - Adjusted EPS

(USD in millions)	Q1 2017	Q1 2017 EPS
Net Income Attributable to Stoneridge	$9.2	$0.32

Add: After-Tax Step-Up in Acquired Inventory from Orlaco	0.7	$0.03
Add: After-Tax Transaction Costs	0.8	$0.03
Adjusted Net Income	10.7	$0.38

Exhibit 2 – EBITDA

(USD in millions)	Q1 2017
Income before tax	$13.7
Interest expense, net	1.4
Depreciation and amortization	6.5
EBITDA	$21.6

Exhibit 3 – Free Cash Flow

(USD in millions)	Q1 2017	Q1 2016
Net Cash Provided by Operating Activities	$9.8	$1.1
Less: Capital Expenditures	(7.3)	(6.8)
Free Cash Flow	$2.5	$(5.7)

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